Exhibit 10.3

                              CONSULTING AGREEMENT

           AGREEMENT, effective as of the 1st day of October, 2002, between THINKPATH, Inc. an Ontario Corporation (the "Company"), of 55 University Avenue, suite 400, Toronto, Ontario, Canada M5J, and Owen Naccarato, 19600 Fairchild, Suite 260, Irvine, CA 92612 ("Consultant").

                     WITNESSETH

           WHEREAS, the Company requires and will continue to require consulting services relating management, strategic planning and marketing in connection with its business; and

           WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

           WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

           NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

           1.        APPOINTMENT.

           The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

           2.        TERM.

           The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on October 2, 2003, unless extended as agreed to between the parties.

           3.        SERVICES.

           During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning legal and financial reporting matters. Consultant agrees to provide such services on a timely basis.

           4.        DUTIES OF THE COMPANY.

           The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

           5.        COMPENSATION.

           The Company will immediately grant Consultant a warrant to purchase 500,000 shares of the Company's Common Stock with an exercise price at $.025 per share, which warrant shall expire on September 30, 2003 at 5:00 P.M. P.S.T. Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

           6.        REPRESENTATION AND INDEMNIFICATION.

           The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.



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           It is the express intention of the parties that the Consultant is an independent contractor and not an employee or agent of the Company. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Consultant and the Company. Both parties acknowledge that the Consultant is not an employee for state or federal tax purposes. The Consultant shall retain the right to perform services for others during the term of this agreement.

           6.1 The consulting services shall not involve and the Consultant is not engaged in services in connection with the offer or sale of securities in a capital-raising transaction for Thinkpath, Inc., and further, the Consultant does not and will not directly or indirectly promote or maintain a market for Thinkpath's securities.


           7.        MISCELLANEOUS.

           MODIFICATION: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

           NOTICES: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

           WAIVER: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

           ASSIGNMENT: The Options under this Agreement are assignable at the discretion of the Consultant.

           SEVERABILITY: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

           DISAGREEMENTS: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

           IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

THINKPATH INC.                                      Consultant

/s/ Declan French                                   /s/ Owen Naccarato
---------------                                     ----------------------------
Declan French                                       Owen Naccarato
Chief Executive Officer





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